Valkyrie ETF Trust II 485BPOS

Exhibit 99.(g)(2)

EXHIBIT B

to the Custody Agreement

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

Valkyrie Bitcoin Strategy ETF

Valkyrie Balance Sheet Opportunities ETF

Valkyrie Bitcoin Miners ETF

Exhibit (g)(2) - Schedule B Custody Agreement (WGMI)